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                                                                     EXHIBIT 2.6



                     MASTER TRANSITIONAL SERVICES AGREEMENT



                                     BETWEEN



                            MRV COMMUNICATIONS, INC.



                                       AND



                              OPTICAL ACCESS, INC.



                       EFFECTIVE AS OF SEPTEMBER 29, 2000





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                                TABLE OF CONTENTS

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                                                                                                 PAGE
                                                                                                 ----
 ARTICLE 1 DEFINITIONS.......................................................................      1

    Section 1.1       ADDITIONAL SERVICES....................................................      1

    Section 1.2       ANCILLARY AGREEMENTS...................................................      1

    Section 1.3       IMPRACTICABLE..........................................................      1

    Section 1.4       MASTER CONFIDENTIAL DISCLOSURE AGREEMENT...............................      1

    Section 1.5       MASTER SEPARATION AGREEMENT............................................      1

    Section 1.6       SEPARATION DATE........................................................      1

    Section 1.7       SERVICE(S).............................................................      1

    Section 1.8       SUBSIDIARY.............................................................      1

 ARTICLE 2 TRANSITION SERVICE SCHEDULES......................................................      2

 ARTICLE 3 SERVICES..........................................................................      2

    Section 3.1       SERVICES GENERALLY.....................................................      2

    Section 3.2       SERVICE BOUNDARIES.....................................................      2

    Section 3.3       IMPRACTICABILITY.......................................................      2

    Section 3.4       ADDITIONAL RESOURCES...................................................      2

    Section 3.5       ADDITIONAL SERVICES....................................................      3

    Section 3.6       OBLIGATIONS AS TO ADDITIONAL SERVICES..................................      3

 ARTICLE 4 TERM..............................................................................      3

 ARTICLE 5 COMPENSATION......................................................................      4

    Section 5.1       CHARGES FOR SERVICES...................................................      4

    Section 5.2       PAYMENT TERMS..........................................................      4

    Section 5.3       PERFORMANCE UNDER ANCILLARY AGREEMENTS.................................      4



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
    Section 5.4       ERROR CORRECTION; TRUE-UPS; ACCOUNTING.................................      4

    Section 5.5       PRICING ADJUSTMENTS....................................................      4

 ARTICLE 6 GENERAL OBLIGATIONS; STANDARD OF CARE.............................................      5

    Section 6.1       PERFORMANCE METRICS:  MRV..............................................      5

    Section 6.2       DISCLAIMER OF WARRANTIES...............................................      5

    Section 6.3       PERFORMANCE METRICS:  OPTICAL ACCESS...................................      5

    Section 6.4       TRANSITIONAL NATURE OF SERVICES; CHANGES...............................      5

    Section 6.5       RESPONSIBILITY FOR ERRORS; DELAYS......................................      5

    Section 6.6       GOOD FAITH COOPERATION; CONSENTS.......................................      6

    Section 6.7       ALTERNATIVES...........................................................      6

 ARTICLE 7 TERMINATION.......................................................................      6

    Section 7.1       TERMINATION............................................................      6

    Section 7.2       SURVIVAL...............................................................      6

    Section 7.3       USER IDS, PASSWORDS....................................................      7

 ARTICLE 8 RELATIONSHIP BETWEEN THE PARTIES..................................................      7

 ARTICLE 9 SUBCONTRACTORS....................................................................      7

 ARTICLE 10 INTELLECTUAL PROPERTY............................................................      7

    Section 10.1      ALLOCATION OF RIGHTS BY ANCILLARY AGREEMENTS...........................      7

    Section 10.2      EXISTING OWNERSHIP RIGHTS UNAFFECTED...................................      7

    Section 10.3      OWNERSHIP OF DEVELOPED WORKS...........................................      7

    Section 10.4      LICENSE TO PREEXISTING WORKS...........................................      8

 ARTICLE 11 SOFTWARE LICENSE.................................................................      8

    Section 11.1      SOFTWARE DELIVERABLE/LICENSE...........................................      8

    Section 11.2      DELIVERY AND ACCEPTANCE................................................      8

    Section 11.3      RIGHTS GRANTED AND RESTRICTIONS........................................      9



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
    Section 11.4      AS-IS WARRANTY.........................................................     10

    Section 11.5      MISCELLANEOUS..........................................................     10

 ARTICLE 12 INFRINGEMENT DEFENSE.............................................................     10

 ARTICLE 13 CONFIDENTIALITY..................................................................     11

 ARTICLE 14 LIMITATION OF LIABILITY..........................................................     11

 ARTICLE 15 FORCE MAJEURE....................................................................     11

 ARTICLE 16 DISPUTE RESOLUTION...............................................................     11

    Section 16.1      MEDIATION..............................................................     11

    Section 16.2      ARBITRATION............................................................     12

    Section 16.3      COURT ACTION...........................................................     12

    Section 16.4      CONTINUITY OF SERVICE AND PERFORMANCE..................................     12

 ARTICLE 17 MISCELLANEOUS....................................................................     13

    Section 17.1      ENTIRE AGREEMENT.......................................................     13

    Section 17.2      GOVERNING LAW..........................................................     13

    Section 17.3      DESCRIPTIVE HEADINGS...................................................     13

    Section 17.4      NOTICES................................................................     13

    Section 17.5      NONASSIGNABILITY.......................................................     14

    Section 17.6      SEVERABILITY...........................................................     14

    Section 17.7      FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE..................     14

    Section 17.8      AMENDMENT..............................................................     14



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                     MASTER TRANSITIONAL SERVICES AGREEMENT



        This Master Transitional Services Agreement (the "Agreement") is effective as of September 29, 2000 (the "Effective Date"), between MRV Communications, Inc., a Delaware corporation ("MRV"), having an office at 20415 Nordhoff Street, Chatsworth, California 91311 and Optical Access, Inc., a Delaware corporation ("Optical Access"), having an office at 20415 Nordhoff Street, Chatsworth, California 91311.

                                    ARTICLE 1

                                   DEFINITIONS

        For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

Section 1.1 ADDITIONAL SERVICES. Additional Services shall have the meaning set forth in Section 3.5.

Section 1.2 ANCILLARY AGREEMENTS. Ancillary Agreements shall have the meaning set forth in the Master Separation Agreement.

Section 1.3 IMPRACTICABLE. Impracticable shall have the meaning set forth in
Section 3.3.

Section 1.4 MASTER CONFIDENTIAL DISCLOSURE AGREEMENT. Master Confidential Disclosure Agreement shall mean that certain Master Confidential Disclosure Agreement between MRV and Optical Access.

Section 1.5 MASTER SEPARATION AGREEMENT. Master Separation Agreement shall mean that certain Master Separation Agreement made by and between MRV and Optical Access.

Section 1.6 SEPARATION DATE. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation shall be 12:01 a.m., Pacific Time, October 31, 2000 or such other date as may be fixed by the Board of Directors of MRV (the "Separation Date").

Section 1.7 SERVICE(S). Service(s) shall have the meaning set forth in Section 3.1.

Section 1.8 SUBSIDIARY. Subsidiary of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Agreement, Optical Access shall be deemed not to be a subsidiary of MRV.

                                    ARTICLE 2

                          TRANSITION SERVICE SCHEDULES

        This Agreement will govern individual transitional services as requested by Optical Access and provided by MRV, the details of which are set forth in the Transition Service Schedules attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a transition service schedule in the form attached hereto (a "Transition Service Schedule").

        For each Service, the parties shall set forth, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to Article 4 hereof, a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service and any other terms applicable thereto on the Transition Service Schedule. Obligations regarding each Transition Service Schedule shall be effective upon execution of this Agreement. This Agreement and all the Transition Service Schedules shall be defined as the "Agreement" and incorporated herein wherever reference to it is made.

                                    ARTICLE 3

                                    SERVICES

Section 3.1 SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, MRV shall provide or cause to be provided to Optical Access the service(s) described in the Transition Service Schedule(s) attached hereto. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services described on all the Transition Service Schedules (including Additional Services) shall be referred to herein as "Services."

Section 3.2 SERVICE BOUNDARIES. Except as provided in a Transition Service Schedule for a specific Service: (i) MRV shall be required to provide the Services only to the extent and only at the locations such Services are being provided by MRV for Optical Access immediately prior to the Separation Date; and
(ii) the Services will be available only for purposes of conducting the business of Optical Access substantially in the manner it was conducted prior to the Separation Date.

Section 3.3 IMPRACTICABILITY. MRV shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of MRV including unfeasible technological requirements, or to the extent the performance of such Services would require MRV to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

Section 3.4 ADDITIONAL RESOURCES. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, MRV shall not be obligated to: (i) hire



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any additional employees; (ii) maintain the employment of any specific employee;
(iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Optical Access's data to Optical Access or any alternate supplier of Services.

Section 3.5 ADDITIONAL SERVICES. From time to time after the Effective Date, the parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the parties shall execute additional Transition Service Schedules for such Additional Services pursuant to Article 2. Except as set forth in Section 3.6, the parties may agree in writing on Additional Services during the term of this Agreement.

Section 3.6 OBLIGATIONS AS TO ADDITIONAL SERVICES. Except as set forth in the next sentence, MRV shall be obligated to perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that: (i) was provided by MRV immediately prior to the Separation Date and that Optical Access reasonably believes was inadvertently or unintentionally omitted from the list of Services, or (ii) is essential to effectuate an orderly transition under the Master Separation Agreement unless such performance would significantly disrupt MRV's operations or materially increase the scope of its responsibility under this Agreement. If MRV reasonably believes the performance of Additional Services required under subparagraphs (i) or (ii) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, MRV and Optical Access shall negotiate in good faith to establish terms under which MRV can provide such Additional Services, but MRV shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

                                    ARTICLE 4

                                      TERM

        The term of this Agreement shall commence on the Separation Date and shall remain in effect until one (1) year after the Separation Date (the "Expiration Date"), unless earlier terminated under Article 7. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the Services for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.



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                                    ARTICLE 5

                                  COMPENSATION

Section 5.1 CHARGES FOR SERVICES. Optical Access shall pay MRV the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the processes and procedures established under Section 5.4 and Section 5.5 hereof. Such fees shall include the direct costs, as determined using the process described in such Transition Service Schedule, and indirect costs of providing the Services plus 5 %, unless specifically indicated otherwise on a Transition Service Schedule. However, if the term of this Agreement is extended beyond the Expiration Date as provided in Article 4, Optical Access will reimburse MRV such costs plus 10 % for the Services unless the Transition Service Schedule for such Service indicates it is to extend beyond the Expiration Date. The parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimus. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

Section 5.2 PAYMENT TERMS. MRV shall bill Optical Access monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Optical Access shall pay MRV for all Services provided hereunder within forty-five (45) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% or the maximum rate allowed by law.

Section 5.3 PERFORMANCE UNDER ANCILLARY AGREEMENTS. Notwithstanding anything to the contrary contained herein, Optical Access shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Master Separation Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Master Separation Agreement or such other Ancillary Agreement.

Section 5.4 ERROR CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall reasonably agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two (2) years after completion of a Service.

Section 5.5 PRICING ADJUSTMENTS. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the parties, including any MRV subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 5.5 at any time



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during the term of this Agreement or after termination of this Agreement and shall be reflected in the parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 5.2, or shall create a credit against amounts owed under this Agreement.

                                    ARTICLE 6

                      GENERAL OBLIGATIONS; STANDARD OF CARE

Section 6.1 PERFORMANCE METRICS: MRV. Subject to Sections 3.4 and any other terms and conditions of this Agreement, MRV shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for MRV for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, MRV shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Effective Date and shall exercise the same care and skill as it exercises in performing similar services for itself.

Section 6.2 DISCLAIMER OF WARRANTIES. MRV MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

Section 6.3 PERFORMANCE METRICS: OPTICAL ACCESS. Specific performance metrics for Optical Access for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Optical Access shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the Separation Date including providing information and documentation sufficient for MRV to perform the Services as they were performed before the Effective Date and making available, as reasonably requested by MRV, sufficient resources and timely decisions, approvals and acceptances in order that MRV may accomplish its obligations hereunder in a timely manner.

Section 6.4 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that MRV may make changes from time to time in the manner of performing the Services if MRV is making similar changes in performing similar services for itself and if MRV furnishes to Optical Access sixty (60) days written notice regarding such changes.

Section 6.5 RESPONSIBILITY FOR ERRORS; DELAYS. MRV's sole responsibility to Optical Access:

               (i) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Optical Access; provided, however, that Optical Access must promptly advise MRV of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and



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               (ii) for failure to deliver any Service because of
Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

Section 6.6 GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by Optical Access. The parties will maintain in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

Section 6.7 ALTERNATIVES. If MRV reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.6 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, MRV shall use reasonable efforts, subject to Sections 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in MRV's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

                                    ARTICLE 7

                                   TERMINATION

Section 7.1 TERMINATION. Optical Access may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to Optical Access hereunder, for any reason or for no reason, at any time upon sixty (60) days prior written notice to MRV. In addition, subject to the provisions of Article 16 below, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given notice of the breach; provided, however, that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Article 16 below prior to termination for breach.

Section 7.2 SURVIVAL. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.



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Section 7.3 USER IDS, PASSWORDS. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords, if any, are canceled.

                                    ARTICLE 8

                        RELATIONSHIP BETWEEN THE PARTIES

        The relationship between the parties established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. MRV will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnels' performance of Services under this Agreement. Optical Access agrees to grant MRV personnel access to sites, systems and information (subject to the provisions of confidentiality in Article 13 below) as necessary for MRV to perform its obligations hereunder. MRV personnel agree to obey any and all security regulations and other published policies of Optical Access.

                                    ARTICLE 9

                                 SUBCONTRACTORS

        MRV may engage a "Subcontractor" to perform all or any portion of MRV's duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article 13 regarding confidentiality below, and provided further that MRV remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

                                   ARTICLE 10

                              INTELLECTUAL PROPERTY


Section 10.1 ALLOCATION OF RIGHTS BY ANCILLARY AGREEMENTS. This Agreement and the performance of this Agreement will not affect the ownership of any copyrights or other intellectual property rights allocated in the Ancillary Agreements.

Section 10.2 EXISTING OWNERSHIP RIGHTS UNAFFECTED. Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

Section 10.3 OWNERSHIP OF DEVELOPED WORKS. Except as set forth in Section 10.2, MRV will own all copyrights, patents, trade secrets, trademarks and other intellectual property rights subsisting in the Software Deliverables (as defined in Section 11.1 below) and other works developed by MRV for purposes of this Agreement.



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

Section 10.4 LICENSE TO PREEXISTING WORKS. Optical Access grants MRV a non-exclusive, worldwide, royalty-free license to use, copy, and make derivative works of, distribute, display, perform and transmit Optical Access's pre-existing copyrighted works or other intellectual property rights solely to the extent necessary to perform its obligations under this Agreement.

                                   ARTICLE 11

                                SOFTWARE LICENSE


Section 11.1 SOFTWARE DELIVERABLE/LICENSE. Unless otherwise agreed by the parties under the Ancillary Agreements or any separate license or technology agreement, if MRV supplies Optical Access with a deliverable that in whole or in part consists of software, firmware, or other computer code (referred to as a "Software Deliverable") as indicated in a Transition Service Schedule, such Software Deliverables will be supplied in object code form only and will be subject to the terms of this Article 11. In the event that such Software Deliverables are licensed to MRV by third parties, Optical Access agrees to be bound by any different or additional conditions that are required by such third parties and are communicated in writing by MRV to Optical Access.

Section 11.2 DELIVERY AND ACCEPTANCE.

        (a) DELIVERY. MRV agrees to deliver to Optical Access one (1): (i) master copy of the Software in object code form only (as specified on the relevant Transition Service Schedule of the Agreement) on the media described on the relevant Transition Service Schedule and (ii) Documentation for the Software on the media described in the relevant Transition Service Schedule ((i) and (ii) are collectively referred to as a "Complete Copy") as listed in the relevant Transition Service Schedule no later than ten (10) days after the Effective Date (or any other start date as specifically indicated in the relevant Transition Service Schedule). If Source Code is licensed under this Agreement, MRV agrees to deliver one (1) copy of such Source Code no later than ten (10) days after the Effective Date (or any other start date as specifically indicated in the relevant Transition Service Schedule). Additional Software or Source Code may be added to this Agreement from time to time by execution by the parties of a Transition Service Schedule.

        (b) ACCEPTANCE OF SOFTWARE (NON-SOURCE CODE). Optical Access will have thirty (30) days from the date of receipt of a Complete Copy of the Software to evaluate the Software for conformity with the manuals and other documentation that MRV makes available with the Software to end users or which are reasonably necessary to use the Software licensed herein, including those items listed and described in the relevant Transition Service Schedule hereto (the "Documentation") and specifications, and either accept, return for rework (provided the Software has not previously been reworked), or reject the Software. Optical Access shall accept the Software if it substantially conforms with Documentation and specifications. Optical Access will be entitled to test and evaluate the Software and MRV hereby grants to Optical Access the right to use and reproduce the Software only to the extent necessary for Optical Access to perform its evaluation. Such license will include the right of Optical Access to use third party subcontractors bound by the relevant restrictions herein solely as necessary to achieve the foregoing. If Optical Access returns the Software for rework, MRV will use reasonable commercial efforts to correct the identified defects and resubmit the Software for re-evaluation



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

under the same acceptance procedure. In the event Optical Access rejects the Software a second time, this Agreement will terminate with respect to that Software. Payment due from Optical Access to MRV under a Transition Service Schedule that includes Software to be licensed shall be reduced by the pro rata portion of compensation attributable to the Software unless the Software has been accepted by Optical Access in writing or Optical Access fails to reject the Software within such 30 day period.

        (c) ACCEPTANCE OF SOURCE CODE. The Source Code is provided for Optical Access's reference only and subject to the limitations below in Section 11.3. The Source Code may not be accepted or rejected according to the provisions above in Section 11.2(b). If Optical Access rejects the Source Code, Optical Access must destroy all copies of such rejected Source Code and promptly furnish evidence of such rejection and destruction to MRV.

Section 11.3   RIGHTS GRANTED AND RESTRICTIONS.

        (a) LICENSE TO SOFTWARE. Subject to the terms and conditions of this Agreement, MRV hereby grants to Optical Access, under MRV's intellectual property rights in and to the Software, a non-exclusive, nontransferable worldwide license to (i) use and display the Software for its own internal information processing services and computing needs, and to make sufficient copies as necessary for such use, and (ii) use the Documentation in connection with the permitted use of the Software and make sufficient copies as necessary for such use.

        (b) LICENSE TO SOURCE CODE. Subject to the terms and conditions of this Agreement, MRV hereby grants to Optical Access, under MRV's intellectual property rights in and to the Software, a non-exclusive, nontransferable worldwide license to (i) use and reproduce (for archival and back-up purposes only), and prepare derivative works of the Source Code, for the sole purpose of supporting the object code version of the Software (if such object code exists), or, if no object code exists, for the sole purpose of its own internal information processing services and computing needs and (ii) to use Source Code Documentation in connection with the permitted use of the Source Code and make copies for archival and back-up purposes only.

        (c) RESTRICTIONS. Optical Access shall not itself, or through any Subsidiary, affiliate, agent or third party: (i) sell, lease, license or sublicense the Software, the Source Code, the Documentation or the Source Code Documentation; (ii) decompile, disassemble, or reverse engineer the Software or Source Code, in whole or in part, except to the extent such restriction is prohibited by applicable law; (iii) allow access to the Software or Source Code by any user other than Optical Access; (iv) write or develop any derivative software or any other software program based upon the Software or Source Code;
(v) use the Software or Source Code to provide processing services to third parties, or (vi) otherwise use the Software or Source Code on a "service bureau" basis; or provide, disclose, divulge or make available to, or permit use of the Software or Source Code by any third party without MRV's prior written consent.

        (d) CONFIDENTIALITY. The Source Code and Source Code Documentation are hereby deemed "Confidential Information" and subject to the terms and procedures of the Master Confidential Disclosure Agreement. The period of disclosure shall be one (1) year from the Effective Date of this Agreement, and the period of confidentiality shall be perpetual.



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        (e) TRADEMARKS. Neither party is granted any ownership in or license to the trademarks, marks or trade names (collectively, "Marks") of the other party with respect to this Software.

        (f) OWNERSHIP. MRV hereby reserves all rights to the Software, Source Code and Documentation, and any copyrights, patents, or trademarks, embodied therein or used in connection therewith, except for the rights expressly granted herein.

        (g) COPYRIGHT NOTICES. Optical Access agrees that it will not remove any copyright notices, proprietary markings, trademarks or trade names from the Software, Source Code, Documentation, or Source Code Documentation.

        (h) TECHNICAL ASSISTANCE AND TRAINING. MRV agrees to provide technical assistance and training to Optical Access personnel only if such assistance is set forth in the relevant Transition Service Schedule.

Section 11.4   AS-IS WARRANTY.

        (a) AS-IS WARRANTY. THE SOFTWARE AND SOURCE CODE PROVIDED HEREUNDER IS LICENSED ON AN "AS-IS" BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND.

        (b) IMPLIED WARRANTY DISCLAIMER. MRV MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE OR SOURCE CODE (INCLUDING DOCUMENTATION AND SOURCE CODE DOCUMENTATION), ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

Section 11.5   MISCELLANEOUS.

        NO OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES.

                                   ARTICLE 12

                              INFRINGEMENT DEFENSE

        Notwithstanding anything to the contrary in Article 13 below or the Master Confidential Disclosure Agreement, to the extent MRV delivers or licenses any intellectual property to Optical Access after the Separation Date in performance of this Agreement, MRV agrees to defend Optical Access and its directors, officers, employees and agents against any and all claims, actions or suits (any of the foregoing, a "Claim") incurred by or asserted against Optical Access based upon infringement of a third party patent or other intellectual property right. Optical Access agrees to notify MRV promptly of any Claim and permit MRV at MRV's expense to defend such Claim and will cooperate in the defense thereof. MRV agrees to pay any awards or settlement amounts arising from a Claim. Neither MRV nor Optical Access will enter into or permit any settlement of any such Claim without the express written consent of the other party. Optical Access may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of MRV and will cooperate with MRV and its insurer in the disposition of any such matter.

                                   ARTICLE 13

                                 CONFIDENTIALITY

        The terms of the Master Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

                                   ARTICLE 14

                             LIMITATION OF LIABILITY

        NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT. THE FOREGOING LIMITATION WILL NOT LIMIT MRV'S OBLIGATIONS WITH RESPECT TO PAYMENT OF DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ANY INDEMNITY OR INFRINGEMENT DEFENSE PROVISIONS SPECIFIED HEREIN.

                                   ARTICLE 15

                                  FORCE MAJEURE

        Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Optical Access to make certain payments to MRV pursuant to Article 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                   ARTICLE 16

                               DISPUTE RESOLUTION

Section 16.1 MEDIATION. If a dispute, controversy or claim ("Dispute") arises between the parties relating to the interpretation or performance of this Agreement or the Ancillary

Agreements, or the grounds for the termination hereof, appropriate senior executives of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding ADR.

Section 16.2 ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Los Angeles County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

Section 16.3 COURT ACTION. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others.

Section 16.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 16 with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE 17

                                  MISCELLANEOUS

Section 17.1 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 17.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Los Angeles County and/or the United States District Court for the Central District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 16 above.

Section 17.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 17.4 NOTICES. Notices, offers, requests, or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

        if to MRV:

                                MRV Communications, Inc.
                                20415 Nordhoff Street
                                Chatsworth, California 91311
                                Attention:  Noam Lotan, Chief Executive Officer
                                Fax:  818-773-0906

        if to Optical Access:

                                Optical Access, Inc.
                                20415 Nordhoff Street
                                Chatsworth, California 91311
                                Attention: Guy Avidan, Chief Executive Officer

                                Fax:  818-___-____

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

Section 17.5 NONASSIGNABILITY. Except as specifically permitted under Article 10 above, neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

Section 17.6 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 17.7 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 17.8 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.



                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.



                                       MRV COMMUNICATIONS, INC.,
                                       a Delaware Corporation


                                       By:
                                          --------------------------------------
                                          Noam Lotan, Chief Executive Officer



                                       OPTICAL ACCESS, INC.,
                                       a Delaware Corporation


                                       By:
                                          --------------------------------------
                                          Guy Avidan
                                          Chief Executive Officer

  FORM OF TRANSITION SERVICE SCHEDULE TO MASTER TRANSITIONAL SERVICES AGREEMENT



1. Transition Service Schedule #:____________ (To be inserted by responsible individual or department.)

2.      Functional Area:_______________

3. Start/End Date: The Services start on the Effective Date of the Master Transitional Services Agreement between MRV Communications, Inc. ("MRV") and Optical Access, Inc. ("Optical Access") to which this Transition Service Schedule is attached and end on _________, ____ unless otherwise indicated below.

        Indicate below if other start/end date:

        Start Date:_______________________

        End Date:_________________________

        If Start and End dates vary by service and/or country, please indicate in Section 5 below.

4. Summary of Services (Describe the service to be provided in appropriate detail.

                    Service Name                               Description
                    ------------                               -----------




5. List of services to be provided per country and site: (List all the services to be provided at each site. Enter Start Date and End Date if different than Section 3 above.)


        Country        Site           Service(s)       Start Date       End Date
        -------        ----           ----------       ----------       --------




6. Performance parameters/Service level: (State minimum performance expected from each service, if applicable.):

7.      Estimated Total Compensation: __________________________

8. Describe cost methodology and cost drivers affecting Estimated Total Compensation (Describe on an individual service basis if necessary):

9. Describe the process by which the cost of services will be adjusted in the instance of an increase/reduction in the services provided:
        (Describe on an individual service basis if necessary.)

10. Software: Will software be used or included with the Services to be provided under this Transition Service Schedule: ____ Yes ____ No


        If yes, will source code be provided: ____ Yes ____ No


        List software to be provided:



                Software Application                Number of Licenses to be Provided
                --------------------                ---------------------------------

        -------------------------------------    ----------------------------------------



        -------------------------------------    ----------------------------------------

        Upon execution of this Transition Service Schedule by both parties, this Transition Service Schedule is hereby deemed incorporated into and made part of that certain Master Transitional Services Agreement between MRV Communications, Inc. and Optical Access, Inc.



                                       MRV COMMUNICATIONS, INC.,
                                       a Delaware Corporation



                                       By:
                                          --------------------------------------
                                          Noam Lotan, Chief Executive Officer



                                       OPTICAL ACCESS, INC.,
                                       a Delaware Corporation


                                       By:
                                          --------------------------------------
                                          Guy Avidan,
                                          Chief Executive Officer